Exhibit 3.23

BY-LAWS

OF

LUCKY BRAND DUNGAREES, INC.

(A Delaware Corporation)

ARTICLE I

Stock holders

Section 1.                                           Place of Meetings.  Meetings of stockholders shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Chairman of the Board of Directors of the Corporation.

Section 2.                                           Annual Meetings.  The annual meeting of the stockholders may be held at any such time and place designated by the Chairman of the Board of Directors of the Corporation. Said meeting shall be held for the election of the Board of Directors and for the transaction of such other and further business as may properly come before such meeting.

Section 3.                                           Special Meetings.  A special meeting of the stockholders may be called and held by the stockholders of the corporation from time to time upon request in writing to the Chairman of the Board of Directors of the Corporation, signed by the stockholders holding the majority of the outstanding stock. The Chairman of the Board of Directors of the Corporation shall, upon receipt of such request, notify each stockholder in writing at least ten days prior to the time set for such meeting provided, however, that whenever all of the capital stock outstanding is represented, a stockholders’ meeting may be held at any time without notice and provided, further, that the Chairman of the Board of Directors of the Corporation may, if he deems it for the interests of the corporation or for the interests of the stockholders, call a special meeting of the stockholders at any time upon giving ten days notice in writing to each stockholder.

Section 4.                                           Quorum.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation, these bylaws or pursuant to that certain Stockholders Agreement by and among the corporation and the stockholders of the Corporation (the “Stockholders Agreement”), no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.

Section 5.                                           Voting.  Only such persons as are stockholders of record on the books of the corporation shall be entitled to participate in or vote at corporate meetings. Except as otherwise provided for in the Certificate of Incorporation of the Corporation, these bylaws or pursuant to the Stockholders Agreement, every holder of the voting capital stock of the corporation shall have the right to cast one vote for each share of voting capital stock owned by him and standing in his name on the books of the corporation. Stockholders shall not have the right to vote cumulatively in any election for the Board of Directors.

Section 6.                                           Inspectors of Election.  The Board of Directors, or, if the Board shall not have made the appointment, the Chairman of the Board of Directors shall have power to appoint one or more persons to act as inspectors of election at any meeting of stockholders or any adjournment thereof, but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

Section 7.                                           Stockholders; Action Without Meetings.  Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, if a written consent thereto is signed by all the stockholders, and such written consent is filed with the minutes of the proceedings of the stockholders.

ARTICLE II

Board of Directors

Section 1.                                           Number of Directors.  The corporate powers of the corporation shall be vested in a board of ten directors; provided, however, that such number may from time to time be increased or decreased by the Board of Directors or by the stockholders.

Section 2.                                           Election of Directors.  The Board of Directors shall serve until the annual meeting of the stockholders hereafter held and until their successors have been elected and qualified. The term of office for such directors shall begin immediately after their election and when qualified.

Section 3.                                           Vacancies.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation, these bylaws or pursuant to the Stockholders Agreement, vacancies of the Board of Directors caused by the death, resignation, removal, or refusal of a director to act or for any other reason shall be temporarily filled by other directors in office by the appointment of any person. Such person or persons shall hold office until the first meeting of the stockholders held thereafter, at which time such vacancy shall be permanently filled by election according to the procedure specified herein.

Section 4.                                           Meetings of the Board of Directors.  The Board of Directors shall meet annually immediately after the annual meeting of the stockholders. All meetings of the Board of Directors may be held at any place designated by the Chairman of the Board.

Section 5.                                           Special Meetings.  Special meetings of the Board of Directors may be held at any time upon twenty-four hours notice in writing being given by the Chairman of the Board to each of said directors, or may be held at any time when all of the directors are present. Any director may participate in any special meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Section 6.                                           Place of Conference Call Meeting.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation or these bylaws, any meeting at which one or more of the members of the Board of Directors shall participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, shall be deemed to have been held at the place designated for such meeting, provided that at least one member is at such place while participating in the meeting.

Section 7.                                           Organization.  Every meeting of the Board of Directors shall be presided over by the Chairman of the Board. In the absence of the Chairman of the Board, a presiding officer shall be chosen by a majority of the directors present. The Secretary of the Corporation shall act as secretary of the meeting but, in his absence, the presiding officer may appoint any person to act as secretary of the meeting.

Section 8.                                           Quorum; Vote.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation, these bylaws or pursuant to the Stockholders Agreement, one-third of the Board of Directors shall be necessary to constitute a quorum for transaction of business and a lesser number shall have no power whatsoever except to adjourn from day to day until a quorum is present. Except as otherwise required by statute, the Certificate of Incorporation, these bylaws or the Stockholders Agreement, all matters coming before any meeting of the Board of

Directors shall be decided by the vote of a majority of the directors present at the meeting, a quorum being present.

Section 9.                                           Powers of Directors.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation or these bylaws, the corporate business and affairs of the corporation shall be managed by or under the Board of Directors who shall have all power necessary to conduct, manage and control its affairs and to make such rules and regulations as they may deem necessary.

Section 10.                                    Removal of Directors.  Any one or more of the directors shall be subject to removal with or without cause at any time by stockholders.

Section 11.                                    Directors’ Action Without Meetings.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors and such written consent is filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Officers

Section 1.                                           General.  The officers of the corporation shall be a chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer and such other officers as the Board of Directors may designate from time to time.

Section 2.                                           Term of Office; Removal and vacancy.  Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer shall be subject to removal with or without cause at any time by the Board of Directors. Vacancies in any office, whether occurring by death, resignation, removal or otherwise, may be filled by the Board of Directors.

Section 3.                                           Duties of Chairman of the Board.  The Chairman of the Board shall generally discharge the duties incident to the office of chairman of the Board of a corporation and such other duties as may be required of him.

Section 4.                                           Chief Executive Officer.  The Chief Executive Officer shall generally discharge the duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be required of him.

Section 5.                                           Duties of President.  The President shall generally discharge the duties incident to the office of president of a corporation and such other duties as may be required of him.

Section 6.                                           Duties of Secretary.  The Secretary shall keep a record of the proceedings of the stockholders and Board of Directors. He shall keep a complete stock book as required by law and shall perform other duties as may be prescribed by the Board of directors including those of treasurer if no treasurer is elected and serving.

Section 7.                                           Duties of Treasurer.  The Treasurer shall be the lawful custodian of all corporate funds and securities. He shall keep proper account books and perform such other duties as may be imposed upon him and incident to this office.

Section 8.                                           Power to Vote Stock.  Unless otherwise ordered by the Board of Directors, the Chairman of the Board, Chief Executive Officer, President and any Vice President each shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of stockholders of any corporation in which the corporation may hold stock, and may exercise on behalf of the corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting and shall have power and authority to execute and deliver proxies, waivers and consents on behalf of the Corporation in connection with the exercise by the corporation of the rights and powers incident to the ownership of such stock. The Board of Directors, from time to time, may confer like powers upon any other person or persons.

Section 9.                                           Powers and Duties.  Each of other officers of the Corporation shall, unless otherwise ordered by the Board of Directors, have such powers and duties as generally pertain to his respective office as well as such powers and duties as from time to time may be conferred upon him by the Board of Directors.

Section 10.                                    Checks, Notes, Mortgages, Negotiable, Instruments and Contracts.  Checks may be signed by such person or persons as the Board of Directors by resolution may direct from time to time.

ARTICLE IV

Capital Stock

Section 1.                                           Certificates of Stock.  Certificates for stock of the corporation shall be in such form as the Board of Directors shall direct and every person who shall become a stockholder shall be entitled to a certificate of stock signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation and countersigned by the Secretary or Assistant Secretary or the Treasurer or an Assistant Treasurer, of the Corporation, which certificates shall express on its face the number of shares said person is entitled to and the date of its issuance.

Section 2.                                           Transfer of Stock.  Except as otherwise provided for in the Certificate of Incorporation of the Corporation, these bylaws or the Stockholders Agreement, shares in the Corporation may be transferred at the principal place of business of the Corporation by presentation or surrender to the secretary or Assistant Secretary by the true and lawful owner of said stock, or his attorney, duly and regularly endorsed. When the said certificate is surrendered, the same shall be cancelled by the Secretary or Assistant Secretary and a new certificate issued.

Section 3.                                           Ownership of Stock.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4.                                           Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE V

Miscellaneous

Section 1.                                           Corporate Seal.  The seal of the Corporation shall be circular in form and shall contain the name of the corporation and the year and state of incorporation.

Section 2.                                           Fiscal Year.  The Board of Directors shall have power to fix, and from time to time to change, the fiscal year of the corporation.

ARTICLE VI

Amendment

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal bylaws of the Corporation, subject to the power of the stockholders of the corporation to adopt bylaws and to amend or repeal bylaws adopted by the Board of Directors.

ARTICLE VII

Indemnification

The Corporation shall have power to indemnify any person to the fullest extent required or allowed by the Certificate of Incorporation of the Corporation.